AGREEMENT AND PLAN OF CONVERSION

This Agreement and Plan of Conversion is adopted as of the 20th day of December, 2012, is entered into by Affinity Gaming, LLC, a Nevada limited liability company, organized and existing under Nevada Revised Statutes (“NRS”) Chapter 86 (the “Constituent Entity”).

R E C I T A L S

Pursuant to authority granted under Section 7.15 of the Operating Agreement of the Constituent Entity, the Board of Directors of the Constituent Entity, which is a limited liability company organized and existing under the laws of the State of Nevada, have determined that it is advisable and in the best interests of the Constituent Entity, that the Constituent Entity be converted from a limited liability company under NRS Chapter 86 to a corporation under NRS Chapter 78 (the “Conversion”) on the terms and subject to the conditions set forth herein. After the Conversion, the Constituent Entity will be converted to Affinity Gaming, a Nevada corporation, to be organized and existing under NRS Chapter 78 (the “Resulting Entity”).

ARTICLE I
THE CONVERION

At the Effective Time (as defined in Article V), the Constituent Entity shall be converted into the Resulting Entity in accordance with Chapter 92A of the Nevada Revised Statutes (the “Act”), and the separate existence of the Constituent Entity shall cease, and the Resulting Entity shall thereafter continue as the surviving corporation under the laws of the State of Nevada.

ARTICLE II
THE RESULTING CORPORATION

A.At the Effective Time, the Articles of Organization of the Constituent Entity, as in effect immediately prior to the Effective Time, shall be of no further force or effect and the Articles of Incorporation of the Resulting Entity, in the form attached hereto as Exhibit “A”, shall govern the Resulting Entity, until thereafter altered, amended or repealed. The Articles of Incorporation shall be filed with the Nevada Secretary of State concurrently with the filing of the Articles of Conversion.

B.At the Effective Time, the Operating Agreement of the Constituent Entity, as in effect immediately prior to the Effective Time, shall be of no further force or effect and the Bylaws of the Resulting Entity, in the form attached hereto as Exhibit “B”, shall govern the Resulting Entity.

C.At the Effective Time, the managers, directors and officers of the Constituent Entity shall be relieved of their duties and the board of directors and officers of the Resulting Entity shall assume their duties.

ARTICLE III
MANNER AND BASIS OF CONVERTING INTERESTS

At the Effective Time, the membership interests of the Constituent Entity held by the members shall be converted by the Constituent Entity and the Resulting Entity on a one-to-one basis (i.e. one membership unit in the Constituent Entity will receive one share of common stock in the Resulting Entity). Thereafter, the members of the Constituent Entity shall be stockholders of the Resulting Entity.

ARTICLE IV
EFFECT OF CONVERSION

At the Effective Time, all property, subsidiaries, rights, privileges, powers and franchises of the Constituent Entity shall vest in the Resulting Entity, and all liabilities and obligations of the Constituent Entity shall become liabilities and obligations of the Resulting Entity, including, without limitation, the obligation and liability for the payment of all fees and franchise taxes, if any.

ARTICLE V
EFFECTIVE TIME

As used in this Agreement and Plan of Conversion, the term “Effective Time” shall mean the 20th day of December, 2012, immediately upon the filing by the Nevada Secretary of State of the Articles of Conversion.

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IN WITNESS WHEREOF, this Agreement and Plan of Conversion is executed as of the date first set forth above.

CONSTITUENT ENTITY: Affinity Gaming, LLC a Nevada limited liability company By: ________________________ Name: _____________________ Its: ________________________

EXHIBIT “A”

ARTICLES OF INCORPORATION

[see attached]

EXHIBIT “B”

BYLAWS

[see attached]

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